Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Deloitte Accountants B.V. Orlyplein 10 1043 DP Amsterdam P.O.Box 58110 1040 HC Amsterdam Netherlands Tel: +31 (0)88 288 2888 Fax: +31 (0)88 288 9739 www.deloitte.nl

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Numbers: 333-74703, 333-81400, 333-84044, 333-127660, 333-128619, 333-128621, 333-140798, 333-145751, and 333-149577 on Form S-8, and Registration Statement Numbers: 333-179685, and 333-179685-01 on Form F-3 and in Registration Statement Number: 333-108304, and 333-108304-01 on Form F-4 of our reports dated March 22, 2012, relating to the consolidated financial statements and financial statement schedules of RBS Holdings N.V. and subsidiaries appearing in the Annual Report on Form 20-F of RBS Holdings N.V. for the year ended December 31, 2011.

/s/ Deloitte Accountants B.V. March 22, 2012